Exhibit 10.1

ROCKLAND TRUST COMPANY 401(k) RESTORATION PLAN

Rockland Trust Company has adopted this Rockland Trust Company 401(k) Restoration Plan, effective as of January 1, 2015, for the benefit of officers of the Bank or of Independent Bank Corp. who the Administrator has selected to participate in the Plan. This Plan is intended to comply with Internal Revenue Code Section 409A and any regulatory or other guidance issued under Section 409A. The Bank intends the Plan to be considered an unfunded arrangement, maintained primarily to provide nonqualified deferred compensation for the participants, who are members of a select group of management or highly compensated employees of the Company or the Bank, for tax purposes and for purposes of ERISA. Capitalized terms used in this Plan have the meanings set forth below in Section VIII, Definitions.

SECTION I
ELIGIBILITY AND VESTING

1.1
Eligibility. The Plan is available to a select group of management or highly compensated employees, as determined by the Administrator. The Participants selected by the Administrator are set forth on Appendix A. Selection as a Participant in one Plan Year does not guarantee selection as a Participant for a future Plan Year.

1.2	Vesting.

(a)    The portion of the Participant’s Account consisting of (i) elective deferrals of Base Salary; (ii) supplemental non-elective contributions that would have been credited to the Participant under the 401(k) Plan during the Plan Year; (iii) discretionary contributions that would have been credited to the Participant under the 401(k) Plan during the Plan Year; and (iv) all earnings thereon, shall be fully vested at all times.

(b)    The portion of the Participant’s Account consisting of additional discretionary contributions made to any Participant under this Plan without regard to the 401(k) Plan (and any earnings thereon) shall be subject to whatever vesting schedule the Company or the Bank may determine at the time such additional discretionary contributions are made . The amount of such additional employer contributions and any applicable vesting schedule shall be set forth on Appendix B.

SECTION II
EMPLOYER CONTRIBUTIONS; ELECTIVE DEFERRALS; EARNINGS

2.1
Employer Contributions. The intention of the employer contributions described below is restore to each Participant the matching and discretionary contributions which would have been made to the 401(k) Plan but were prohibited due to the applicable annual limits under the Code for 401(k) Plan contributions. Each Plan Year, the Bank shall contribute to the Plan on behalf of each Participant all of the applicable employer contributions described below.

(a)    Matching Contributions. The employer shall contribute to this Plan an amount equal to the employer matching contributions that would have been credited to the Participant under the 401(k) Plan during that Plan Year if the Participant’s elective deferrals hereunder had been made under the 401(k) Plan instead of under this Plan, without regard to any applicable IRS annual limitations on compensation and benefit limits to the 401(k) Plan.

As of January 1, 2015, the employer matching contributions under the 401(k) Plan equals 25% of the amount of the 401(k) Plan participant’s salary reduction (less any “catch up” contributions) that the participant elected to defer into the 401(k) Plan, up to 6% of the participant’s salary reduction of the participant’s payroll period compensation (as defined in the 401(k) Plan). In other words, the employer contributes a maximum matching contribution to the 401(k) Plan equal to 1.5% of a 401(k) Plan participant’s compensation (as defined in the 401(k) Plan), subject to annual IRS limits on compensation and benefits

Thus, as of January 1, 2015, the employer shall contribute a matching contribution to this Plan equal to 25% of the amount of the Participant’s reduction of the Participant’s payroll period Compensation (as defined in this Plan) into this Plan, up to 6% of the Participant’s reduction of the Participant’s payroll period Compensation (as defined in this Plan), without regard to annual IRS limits on compensation and benefits. In other words, the employer shall contribute a maximum matching contribution to this Plan equal to 1.5% of a Participant’s Compensation as defined under this Plan (which includes cash annual incentive compensation but excludes bonuses).

The matching contribution provisions under this Plan are subject to change, if the matching contribution provisions in the 401(k) Plan are amended.

(b)    Non-Elective Contributions. The employer non-elective contributions that would have been credited to the Participant under the 401(k) Plan during that Plan Year, but were not provided under the 401(k) Plan solely due to any applicable IRS annual limitations on contributions to the 401(k) Plan (but the Participant must have completed a Year of Service (as defined in the 401(k) Plan) during the Plan Year and must be employed by the Company or the Bank as of the last day of the Plan Year in order to receive this contribution, unless the Participant’s termination of employment is due to death, disability, normal retirement (which shall mean attaining age 65 with 10 years of service, measured from date of hire) or involuntary termination without Cause). As of January 1, 2015, the employer non-elective contribution is an amount equal to 5% of Compensation for that year. The employer non-elective contribution amount is subject to change, if the 401(k) Plan is amended.

(c)    Supplemental Non-Elective Contributions. The employer supplemental non-elective contributions that would have been credited to the Participant under the 401(k) Plan during that Plan Year, but were not provided under the 401(k) Plan solely due to any applicable IRS annual limitations on contributions to the 401(k) Plan (but the Participant must have completed a Year of Service (as defined in the 401(k) Plan) during the Plan Year and must be employed by the Company or the Bank as of the last day of the Plan Year in order to receive this contribution, unless the Participant’s termination of employment is due to death, disability, normal retirement (which shall mean attaining age 65 with 10 years of service, measured from date of hire) or involuntary termination without Cause). As of January 1, 2015, the employer supplemental non-elective contribution equals 5% of the amount by which the Participant’s Compensation exceeds the Social Security wage base (as defined in the 401(k) Plan). The employer supplemental non-elective contribution amount is subject to change, if the 401(k) Plan is amended. As of January 1, 2015, the Social Security wage base is $118,500.

(d)    Discretionary Contributions to 401(k) Plan. Any employer discretionary contributions that would have been credited to the Participant under the 401(k) Plan during that Plan Year, but were not provided under the 401(k) Plan solely due to any applicable IRS annual limitations on contributions to the 401(k) Plan ((but the Participant must have completed a Year of Service (as defined in the 401(k) Plan) during the Plan Year and must be employed by the Company or the Bank as of the last day of the Plan Year in order to receive this contribution, unless the Participant’s termination of employment is due to death, disability or involuntary termination without Cause).

(e)    Additional Discretionary Contributions. The Company or the Bank may make additional employer discretionary contributions to any Participant under this Plan, without regard to linking such additional discretionary contributions to the 401(k) Plan. The Board, in its sole discretion, may apply a vesting schedule to discretionary contributions. Appendix B sets forth details regarding any additional discretionary contributions. Discretionary contributions need not be uniformly made to all Participants.

2.2
Base Salary Deferral Elections. In addition to receiving the employer contributions described above, Participants may elect to defer receipt of all or any portion of their Base Salary for services performed for the Company or the Bank, subject to the deferral election timing rules set forth below. There is no limit on the amount of Base Salary that a Participant may elect to defer under this Plan.

(a)    General Rule for Base Salary Deferral Elections. Generally, before the beginning of each Plan Year, each Participant must elect the amount of Base Salary to be deferred under the Plan for the upcoming Plan Year on the Deferral Agreement provided by the Plan Administrator. The deferral election shall expire at the end of that Plan Year (i.e., the deferral elections are not “evergreen” elections). A new election must be made for each new Plan Year. Deferral elections cannot be revoked or changed for a Plan Year once the Plan Year has begun.

(b)    Special Rule for Initial Eligibility to Participate in the Plan. Notwithstanding the preceding, within the first 30 days after a Participant is first eligible to participate in the Plan (and provided that the Participant is not participating in or eligible to participate in another elective deferral account balance plan maintained by the Company or the Bank with respect to such Base Salary), the Participant may elect to defer Base Salary that has not yet been earned in the current Plan Year. The deferral election shall expire at the end of that Plan Year (i.e., the deferral elections are not “evergreen” elections). A new election must be made for each new Plan Year. Deferral elections cannot be revoked or changed for a Plan Year once the Plan Year has begun.

2.3	Account Credits and Investments.

(a)	Crediting of Deferrals and Employer Contributions.

(1)    Deferrals. The Administrator shall credit each Participant’s Account under this Plan with an amount equal to the Participant’s Base Salary deferrals as specified on such Participant’s Deferral Agreement, at the time that such amount would otherwise have been payable to the Participant.

(2)    Employer Contributions. No later than 60 days following the end of each Plan Year, the Administrator shall credit each Participant’s Account under this Plan with an amount equal to the aggregate employer contributions which are made to the Plan for the Participant for that Plan Year.

(b)
Investments. Participants shall have the right to direct the investment of their Accounts hereunder by choosing from among those investment alternatives made available by the Administrator, provided, however, that if a Participant has not satisfied the Company’s stock ownership guidelines as of the last day of the calendar year immediately preceding the date that an amount is contributed to this Plan, then the Participant’s Accounts hereunder shall be automatically invested in Company common stock to the extent necessary to satisfy the Participant’s compliance with the Company’s common stock ownership guidelines. The Administrator shall credit each Participant’s Account hereunder with earnings or losses as reported to the Administrator by the trustee of the rabbi trust (if any) or as reported from an investment source. If the Participant does not provide timely or proper investment directions, the Administrator shall select a default investment in the sole discretion of the Administrator.

Notwithstanding anything in the Plan to the contrary, if any portion of a Participant’s Account is invested in Company common stock, then it shall remain invested in Company common stock and shall be distributed in Company common stock (even if the Plan or Participation Agreement otherwise states that distributions will be made in cash). Any cash dividends paid on the Company common stock during the deferral period will be invested as per the direction of the Participant in the investment alternatives made available by the Administrator

SECTION III
BENEFIT PAYMENTS

3.1
Separation from Service. If the Participant has a Separation from Service other than due to death or Disability, the Participant shall be paid the Participant’s Account, which shall continue to be credited with earnings until paid to the Participant. Such amount shall be paid in a cash lump sum no later than 60 days after the Participant’s Separation from Service date, unless the Participant timely and properly elected annual installments on his Deferral Agreement (but may be delayed until 6 months after Separation from Service if the Participant is a Specified Employee). To the extent that any portion of the Participant’s Account is invested in Company common stock, it shall be paid in Company common stock, together with any cash dividends paid on the Company common stock during the deferral period as invested per the direction of the Participant in the investment alternatives made available by the Administrator.

Notwithstanding the foregoing, if a Participant is a Specified Employee and payment of his or her Account is triggered due to Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made during the first six (6) months following the Participant’s Separation from Service. Rather, any payment which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments of the Participant’s Account shall be paid in the manner specified in the Plan.

3.2
Death Benefit. If a Participant dies while employed at the Company or the Bank, Participant’s Beneficiary shall be entitled to payment of the Participant’s Account, which shall be paid as a cash lump sum, less applicable withholdings, no later than 60 days after the Participant’s date of death, unless the Participant elects annual installments on his Deferral Agreement. To the extent that any portion of the Participant’s Account is invested in Company common stock, it shall be paid in Company common stock, together with any cash dividends paid on the Company common stock during the deferral period as invested per the direction of the Participant in the investment alternatives made available by the Administrator. If a Participant dies following Separation from Service but prior to the receiving all payments under the Plan, the Participant’s Beneficiary shall be paid all remaining payments as a lump sum, less applicable withholdings, no later than 60 days after the Participant’s date of death.

3.3
Disability Benefit. If an Participant becomes Disabled while employed at the Company or the Bank, the Participant shall be entitled to receive payment of his entire Account, calculated at time of the Disability determination and paid in a cash lump sum, less applicable withholdings, no later than 60 days after the Participant’s date of Disability, unless the Participant elects annual installments on his Deferral Agreement. To the extent that any portion of the Participant’s Account is invested in Company common stock, it shall be paid in Company common stock, together with any cash dividends paid on the Company common stock during the deferral period as invested per the direction of the Participant in the investment alternatives made available by the Administrator.

3.4
Code Section 409A. The Plan shall be interpreted to comply with or be exempt from Code Section 409A, and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Each payment that is payable pursuant to this Plan is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(ii).

3.5
Cash Out of Small Amounts. Notwithstanding anything in the Plan to the contrary, if the Participant’s Account balance is equal to or less than either (i) $50,000 or (ii) the Code Section 402(g) limit (i.e., $18,500 for 2015) as in effect for the Plan Year of the Participant’s Separation from Service, death or Disability, the Account shall be paid in a lump sum, regardless of whether the Participant has elected to receive installments.

ARTICLE IV
ADMINISTRATION

4.1
Administrator’s Duties. This Plan shall be administered by the Administrator. The Administrator shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.

4.2
Agents. The Administrator may employ other agents (including Bank officers or employees) and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to the Company or the Bank.

4.3
Binding Effect of Decisions. The decision or action of the Administrator in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

4.4
Indemnification. The Bank and the Company shall indemnify and hold harmless all individuals acting as the Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE V
CLAIMS PROCEDURE

5.1
Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrator, which shall respond in writing within 30 days.

5.2	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a)    The reasons for denial, with specific reference to the Plan provisions on which the denial is based.
(b)    A description of any additional material or information required and an explanation of why it is necessary.
(c)    An explanation of the Plan’s claim review procedure.

5.3
Review of Claim. Any person whose claim or request is denied, or who has not received a response within 30 days, may request review by notice given in writing to the Administrator. The claim or request shall be reviewed by the Administrator who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

5.4
Final Decision. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

5.5
Arbitration. If a claimant continues to dispute the benefit denial based upon completed performance of this Plan and the Deferral Agreement or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

ARTICLE VI
AMENDMENT AND TERMINATION OF PLAN

6.1
Amendment. Notwithstanding anything in this Plan to the contrary, the Board reserves the exclusive right to freeze or to amend the Plan at any time, provided that no amendment to the Plan shall be effective to decrease or to restrict the amount accrued prior to the date of such amendment. If the Plan is frozen or terminated other than under circumstances described in Section 6.2, benefits shall be paid to each Participant in the ordinary course, pursuant to the terms of the Plan and the Participant’s elections hereunder.

6.2
Complete Termination and Payment of Benefits. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to each Participant his or her entire Account as of the date of termination of the Plan. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)    The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the Plan Year in which the Plan terminates; (ii) the Plan Year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first Plan Year in which the payment is administratively practicable.
(b)    The Board may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company and the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.
(c)    The Board may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company or the Bank; (ii) all arrangements sponsored by the Company or the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participants covered by this Plan were also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Company and the Bank do not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participants participated in both arrangements, at any time within three years following the date of termination of the arrangement.
ARTICLE VII
MISCELLANEOUS

7.1
Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Participants are select officers who, by virtue of their position with the Bank, are uniquely informed as to the Bank’s operations and have the ability to materially affect the Bank’s profitability and operations.

At no time shall any Participant be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Company or the Bank. The rights of the Participants, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Company and the Bank. The Participants, the Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Company or the Bank those payments so specified under this Plan. Neither the Participants nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participants or their Beneficiaries, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

7.2
Unsecured Creditor. The Participant’s interest in his or her Account is limited to the right to receive payments under the Plan, and the Participant’s position is that of a general unsecured creditor of the Company and the Bank. Notwithstanding the foregoing, the Administrator, in its discretion, may elect to establish a fund containing assets equal to the amounts credited to the Participant’s Account, and may elect in its discretion to designate a trustee and/or custodian to hold the fund in trust, provided, however that the fund shall remain a general asset of the Company or the Bank, subject to the rights of creditors of the Company and the Bank.

7.3
Trust Fund. The Company or the Bank shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company or the Bank may establish one or more rabbi trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such rabbi trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s or the Bank’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company or the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company or the Bank.

7.4
Payment to Participant, Legal Representative or Beneficiary. Any payment to any Participant or the legal representative, Beneficiary, or to any guardian or committee appointed for such Participant or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Company or the Bank, which may require the Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Company or the Bank.

7.5
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be un-assignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by an Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

7.6	Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

7.7
Notice. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator. Such notice shall be deemed given as of the date of receipt.

7.8
Successors. The provisions of this Plan shall bind and inure to the benefit of the Company, the Bank, and their successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company or the Bank, and successors of any such corporation or other business entity.

7.9
Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

7.10
Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Department of the Treasury. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vi) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.11
Required Provisions. Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

7.12
Governing Law. The Plan is established under, and will be construed according to, the laws of the Commonwealth of Massachusetts, to the extent such laws are not preempted by the ERISA or the Code and regulations published thereunder.

SECTION VIII
DEFINITIONS

Capitalized terms shall have the meaning set forth below:

8.1	“Account” means the amount of Base Salary deferrals and employer contributions credited to a Participant, including any gains or losses thereon.

8.2	“Administrator” means the Compensation Committee of the Board.

8.3	“Bank” means Rockland Trust Company.

8.4	“Base Salary” means regularly scheduled salary, excluding bonuses and incentive compensation and any other compensation.

8.5
“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by a Participant to whom a deceased Participant’s benefits are payable. A Participant shall designate a Beneficiary by completing the form attached as Exhibit A and filing it with the Administrator. If no Beneficiary is so designated, then the Participant’s surviving spouse will be deemed the Beneficiary and, if there is no surviving spouse, then the Participant’s estate will be deemed the Beneficiary. The Participant shall make an initial designation of primary and secondary Beneficiaries upon execution of his or her Deferral Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator, in substantially the form attached as Exhibit A, a subsequent written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Deferral Agreement shall become effective only when receipt is acknowledged in writing by the Administrator. Spousal consent is not required in order for a Participant to change his or her Beneficiary under this Plan.

8.6	“Board” means the Board of Directors of the Bank.

8.7
“Cause” shall refer to the Company’s termination of a Participant’s service with the Bank and/or Company because the Participant has (A) refused or failed, in any material respect, other than due to illness, injury or absence authorized by the Company or required by law, to devote full normal working time, skills, knowledge, and abilities to the business of the Company, its subsidiaries and affiliates, and in promotion of their respective interests; or (B) engaged in (1) activities involving personal profit as a result of the Participant’s dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation or breach of fiduciary duty, or (2) dishonest activities involving the Participant’s relations with the Company, its subsidiaries and affiliates or any of their respective employees, customers or suppliers; or (C) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company or customer funds in the course of the Participant’s employment; or (D) been convicted of any crime which reasonable could affect in a materially adverse manner the reputation of the Company or the Participant’s ability to perform required duties; or (E) committed an act involving gross negligence on the part of the Participant in the conduct of required duties; or (F) evidenced a drug addiction or dependence; or (G) otherwise material breached the Participant’s Employment Agreement.

8.8	“Company” shall mean Independent Bank Corp.

8.9	“Code” means the Internal Revenue Code of 1986, as amended.

8.10	“Compensation” means “Compensation” as defined in the 401(k) Plan, plus cash annual incentive compensation paid during the Plan Year, but excluding bonuses.

8.11
“Deferral Percentage” means a fixed percentage of a Participant’s Base Salary that will be contributed to the Participant’s Account for a particular Plan Year. The Deferral Percentage shall be set forth in the Participant’s Deferral Agreement.

8.12
“Disability” means the first to occur of the following, where the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the disability insurance, if any, covering employees of the Company, or (iii) determined to be totally disabled by the Social Security Administration.

8.13	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

8.14	“401(k) Plan” means the Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan, Amended and Restated January 1, 2010, and any successor thereto.

8.15	“Participant” means an officer of the Bank and/or the Company who has been selected by the Administrator to participate in this Plan.

8.16	“Deferral Agreement” means the agreement between a Participant and the Company or the Bank which sets forth the particulars of Participant’s benefits under the Plan.

8.17	“Plan” means this Rockland Trust Company 401(k) Restoration Plan.

8.18	“Plan Year” means the Plan’s accounting year of twelve (12) months commencing on January 1st of each year and ending on the following December 31st.

8.19
“Separation from Service” means Participant’s death, retirement or other termination of employment with the Company or the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Participant’s right to reemployment is provided by law or contract. If the leave exceeds six months and Participant’s right to reemployment is not provided by law or by contract, then Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Company or the Bank). The determination of whether the Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

8.20
“Specified Employee” means a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof. Notwithstanding anything to the contrary herein, in the event a Participant is a Specified Employee and becomes entitled to a payment hereunder due to Separation from Service for any reason (other than death or Disability), the payments to the Participant shall not commence until the first day of the seventh month following such Separation from Service. Whether and the extent to which a person is a Specified Employee shall be determined on the “Specified Employee Determination Date” which shall be December 31 of each Plan Year and shall be applicable commencing on the following April 1, in accordance with the rules set forth in the Treasury Regulations under Code Section 409A.

IN WITNESS WHEREOF, the Bank has executed this Plan on the date set forth below, effective as of January 1, 2015.

ROCKLAND TRUST COMPANY

By:/s/ Raymond G. Fuerschbach
Raymond G. Fuerschbach
Senior Vice President
Its duly authorized representative

ROCKLAND TRUST COMPANY
401(k) RESTORATION PLAN

Appendix A – List of Participants

Name of Participant	Date of Participation
Christopher Oddleifson	January 1, 2015
Denis K. Sheahan	January 1, 2015
Gerard F. Nadeau	January 1, 2015
Jane L. Lundquist	January 1, 2015
Edward H. Seksay	January 1, 2015
Edward F. Jankowski	January 1, 2015
Raymond G. Fuerschbach	January 1, 2015
Robert D. Cozzone	January 1, 2015
Barry H. Jensen	January 1, 2015

ROCKLAND TRUST COMPANY
401(k) RESTORATION PLAN

Appendix B – Additional Employer Discretionary Contributions

Additional employer discretionary contributions shall be made to the following Participants, subject to the vesting schedule indicated below:

Name of Participant	Initial Eligibility for Contributions	Amount of Contribution	Vesting Schedule
Robert D. Cozzone	January 1, 2015	A one-time $32,698.47 contribution and an annual contribution of 5% of Compensation for each year beginning in 2015 he is a participant	Immediate
Barry H. Jensen	January 1, 2015	A one-time $23,715.39 contribution and an annual contribution of 5% of Compensation for each year beginning in 2015 he is a participant	Immediate

ROCKLAND TRUST COMPANY
401(k) RESTORATION PLAN

Deferral Agreement

Name and Address of Participant:
Phone:
SSN:

As a Participant in the Rockland Trust Company 401(k) Restoration Plan, I wish to defer receipt of part of one year’s worth of the Base Salary that I may earn from the Company and/or the Bank in excess of the annual IRS limitations that apply to the Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan (the “401(k) Plan”). This Deferral Agreement shall expire at the end of the Plan Year in which I sign this form (i.e., the deferral elections are not “evergreen” elections). I understand that I must complete a new Deferral Agreement for each year that I may earn Base Salary that I wish to defer.

I understand that I may elect to defer receipt of my annual cash incentive compensation under the Independent Bank Corp. and Rockland Trust Company Non-Qualified Deferred Compensation Plan (which is a separate non-qualified deferred compensation plan), even though my annual cash incentive compensation will be included in the definition of “Compensation” for purposes of calculating my benefits under this Plan. Thus, I understand that my deferral election below only applies to my Base Salary.

Election to Defer Base Salary

I make an irrevocable election to defer my Base Salary that may be earned this Plan Year which would otherwise be payable to me as indicated below:

_____ I elect to defer all of my Base Salary in excess of the amount permitted to be deferred under the Bank’s 401(k) Plan.

_____ I elect to defer _____% of my Base Salary in excess of the amount permitted to be deferred under the Bank’s 401(k) Plan.

_____ I elect to defer $___________ of my Base Salary in excess of the amount permitted to be deferred under the Bank’s 401(k) Plan.

I understand that my Account shall be paid as a lump sum unless I elect annual installments below.

Separation from Service. At the time of my Separation from Service (other than due to Death or Disability), I shall be entitled payment of my Account, calculated in accordance with all relevant provisions of the Plan, and paid as a lump sum (unless I elect annual installments below), less applicable withholdings, within 60 days after my Separation from Service, unless I am subject to a 6 month delay as a “Specified Employee” (as defined in the Plan). To the extent that any portion of my Account is invested in Company stock, it shall be paid in Company stock, together with any cash dividends paid on the Company stock during the deferral period, as have been invested pursuant to my investment directions,

Death Benefit. In the event of my death prior to Separation from Service, my Beneficiary shall be entitled to my entire Account, calculated in accordance with the Plan and payable in a lump sum (unless I elect annual installments below), less applicable withholdings, within 60 days after the date of my death. To the extent that any portion of my Account is invested in Company stock, it shall be paid in Company stock, together with any cash dividends paid on the Company stock during the deferral period, as have been invested pursuant to my investment directions,

Disability While Employed. I understand that in the event of my Disability, I will be entitled to payment of my entire Account calculated as set forth in the Plan. My Account will be paid in a lump sum, (unless I elect annual installments below), less applicable withholdings, within 60 days after the date of my Disability determination under the Plan. To the extent that any portion of my Account is invested in Company stock, it shall be paid in Company stock, together with any cash dividends paid on the Company stock during the deferral period, as have been invested pursuant to my investment directions,

Installments Instead of Lump Sum. I understand that my Account will be paid in a lump sum payment due to the occurrence of a distribution triggering event described above, unless I elect otherwise by checking the box below.

•	In lieu of a lump sum payment, I elect Annual Installments for _____Years (insert 5, 10, 15, 20 or 25 years). Installments shall begin no later than 60 days after the distribution triggering event.

This Deferral Agreement shall become effective upon execution below by me as the Participant and by a duly authorized officer of the Company.

PARTICIPANT

__________________________
Date

Receipt of Deferral Agreement by Company

I certify that the foregoing Deferral Agreement was received by me on behalf of on                         .

Signed:
Name and Title:

ROCKLAND TRUST COMPANY
401(k) RESTORATION PLAN

Designation of Beneficiary or Beneficiaries

If I die before all of my Account has been distributed to me, I designate the following person(s) to receive the remainder of my Account. I understand that if I die before all of my Account has been distributed to me without having designated a beneficiary or beneficiaries, the balance of my Account will be distributed to my estate in a lump sum as soon as possible following my death. If a beneficiary dies before the entire Account has been distributed, the balance of the Account will be paid in a lump sum to the estate of the beneficiary. If I die and I named more than one beneficiary and a beneficiary later dies, the appropriate portion of the remaining Account will be paid in a lump sum to the estate of the deceased beneficiary.

Single Beneficiary:
Name of address of Beneficiary:

Phone:
SSN:

Multiple Beneficiaries:
(NOTE: If no percentages are assigned to the beneficiaries, the beneficiaries will share equally.
If the percentage total does not equal 100 percent, any remaining percentage will be divided equally.)

Name of address of Beneficiary:            Name of address of Beneficiary:

Phone:                         Phone:
SSN:                         SSN:
Percentage:         %            Percentage:         %

Name of address of Beneficiary:            Name of address of Beneficiary:

Phone:                         Phone:
SSN:                         SSN:
Percentage:         %            Percentage:         %

Name of address of Beneficiary:            Name of address of Beneficiary:

Phone:                         Phone:
SSN:                         SSN:
Percentage:         %            Percentage:         %

Name of address of Beneficiary:            Name of address of Beneficiary:

Phone:                         Phone:

SSN:                         SSN:
Percentage:         %            Percentage:         %